Exhibit 99.1

Infinity Natural Resources Announces Fourth Quarter and Full Year 2024 Results and Provides 2025 Outlook

March 27, 2025

Morgantown, West Virginia—Infinity Natural Resources, Inc. (“Infinity” or the “Company”) (NYSE: INR) today reported its fourth quarter and full year 2024 financial and operating results and provided a 2025 outlook.

Fourth Quarter 2024 & Recent Highlights

•

Raised $286.5 million in net proceeds in its initial public offering (“IPO”) that closed in February 2025, selling approximately 15.2 million shares of Class A common stock (including full exercise of the underwriters’ option) at a price of $20.00 per share, net of underwriting discounts and commissions

•	Placed seven wells into sales in the Utica Shale in Ohio totaling approximately 96,000 lateral feet in Guernsey County, including one in January 2025

•	Delivered total net daily production of 23.3 MBoe/d, approximately 30% oil and 49% liquids

•	Reported net loss of $5.5 million and Adjusted EBITDAX(1) of $46.2 million

•	Generated $30.1 million of net cash provided by operating activities

•	Drilling and completion (“D&C”) capital expenditures incurred of $56.9 million and midstream capital expenditures incurred of $1.0 million

•	Pro forma total debt was zero as of December 31, 2024 after giving effect to the net proceeds received from the IPO

•	Pro forma total liquidity was $354.3 million as of December 31, 2024 after giving effect to the net proceeds received from the IPO

Full Year 2024 Highlights

•	Delivered total net daily production of 24.1 MBoe/d, approximately 27% oil and 47% liquids

•	Reported net income of $49.3 million and Adjusted EBITDAX(1) of $195.7 million

•	Generated $177.7 million of net cash provided by operating activities

•	D&C capital expenditures incurred of $165.8 million and midstream capital expenditures incurred of $5.5 million

•	Reported total proved reserves of 170.3 MMBoe, with 40% proved developed and 22% oil, 18% natural gas liquids (“NGLs”) and 60% natural gas

Full Year 2025 Outlook Highlights

•	D&C capital budget of $240 million to $280 million

•	Midstream capital budget of $9 million to $12 million

•	Total net daily production expected to be between 32 and 35 MBoe/d, representing year-over-year growth of approximately 40% at the midpoint of the range

•	Development plan anticipates running 1.2 operated rigs throughout the year

(1)

Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

Management Commentary

“Closing our IPO in early February was a defining moment for Infinity Natural Resources, marking the beginning of our journey as a public company,” said Zack Arnold, President & CEO of Infinity. “We are incredibly proud of the confidence our investors have placed in us, as demonstrated by the $286 million in net proceeds raised. This milestone not only strengthened our balance sheet by enabling us to pay down substantially all of our outstanding debt but also provides continued financial flexibility to execute on our strategic and operational initiatives. Our success is a testament to the dedication of our team and the strength of our high-quality asset base.”

“Infinity Natural Resources is positioned as a high-margin operator with a balanced mix of oil and natural gas assets across the Marcellus and Utica Shales. Our ability to pivot seamlessly between commodities based on market conditions, coupled with our deep inventory of high-return drilling locations, provides us with a competitive edge. Over the past year, we have successfully scaled our operations, increasing net production from 18.9 MBoe/d in 2023 to 24.1 MBoe/d in 2024. Additionally, our wholly owned midstream infrastructure in Pennsylvania and low-cost development model continue to drive best-in-class capital efficiency and Adjusted EBITDAX margins. This combination allows us to fund our development through free cash flow while growing production. Moreover, it affords us the flexibility to expand our footprint across Appalachia from both organic leasing activities and strategic acquisitions.”

Mr. Arnold concluded, “Looking ahead to 2025, we have entered the year with strong momentum and a clear path for continued value creation. Our development program is well-positioned to deliver sustainable growth, with a balanced focus on both high-return oil projects in Ohio and dry gas projects in Pennsylvania. The versatility of our operating model, combined with our clean balance sheet and disciplined capital allocation, gives us confidence in our ability to generate long-term shareholder value. As a proud Appalachian company, we remain committed to responsible development, operational excellence, and delivering on our promise to investors, employees, and the communities we serve.”

Operational Update

Infinity’s net daily production for the full year 2024 averaged 24.1 MBoe/d, primarily consisting of 18.9 MBoe/d in Ohio and 5.2 MBoe/d in Pennsylvania. For the full year, Infinity’s net daily production mix was comprised of approximately 27% oil, 20% NGLs and 53% natural gas. We turned into sales 14.0 gross (12.0 net) wells in the Utica Shale in Ohio during 2024, representing approximately 180,500 lateral feet.

The following table sets forth information regarding our production, revenues and realized prices and production costs for the fourth quarter and full year of 2024 and 2023:

	Year Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
Production data:
Oil (MBbls)	2,380	1,205	637	625
Natural gas (MMcf)	28,291	27,506	6,508	9,017
NGL (MBbls)	1,723	1,112	421	427
Total (MBoe)(1)	8,818	6,901	2,142	2,555
Average daily production (MBoe/d)(1)	24.1	18.9	23.3	27.8
Average wellhead realized prices (before giving effect to realized derivatives):
Oil (/Bbl)	$67.86	$70.77	$62.81	$70.52
Natural gas (/Mcf)	$1.81	$1.80	$2.35	$1.84
NGL (/Bbl)	$26.14	$22.16	$32.31	$24.82

	Year Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
Average wellhead realized prices (after giving effect to realized derivatives):
Oil (/Bbl)	$66.93	$71.03	$65.77	$71.34
Natural gas (/Mcf)	$2.47	$2.42	$2.48	$2.33
NGL (/Bbl)	$28.66	$24.00	$31.84	$25.03
Operating costs and expenses (per Boe)(1):
Gathering, processing and transportation	$5.59	$4.51	$5.34	$4.98
Lease operating	3.19	2.66	3.47	2.96
Production and ad valorem taxes	0.12	0.13	(0.09)	0.19
Depreciation, depletion, and amortization	8.36	7.79	8.11	9.59
General and administrative	1.48	0.71	2.23	0.55

Total	$18.74	$15.80	$19.06	$18.27

(1)	Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Capital Investment and Financial Position

Capital expenditures incurred were $279.7 million for the full year 2024, which includes $165.8 million on D&C activities, $5.5 million on midstream and $108.3 million on maintenance leasehold and land investment.

Financial Position and Liquidity

As of December 31, 2024, Infinity had approximately $2.2 million of cash and cash equivalents and $259.3 million of borrowings under its revolving credit facility. Infinity’s liquidity as of December 31, 2024 totaled approximately $67.9 million comprised of $2.2 million of cash and cash equivalents and approximately $65.7 million of available borrowing capacity under its revolving credit facility.

After giving effect to the IPO, Infinity would have exited 2024 with zero debt under its revolving credit facility and $354.3 million of liquidity, comprised of $29.3 million of cash and cash equivalents and $325 million of available borrowing capacity under its revolving credit facility.

2025 Capital & Production Guidance

Infinity’s capital budget for 2025 is $240 million to $280 million related to D&C activities, along with $9 million to $12 million of midstream capital expenditures. Net production is expected to be between 32 and 35 MBoe/d for 2025. Infinity expects to operate one rig for 2025, other than a single 4-well initial pad development in the dry gas Marcellus Shale for which Infinity will use a second rig.

Estimated Proved Reserves

Infinity reported year end 2024 total proved reserves of 170.3 MMBoe, consisting of 617.0 Bcf of natural gas, 37.4 MMBbls of oil and 30.2 MMBbls of NGLs. Infinity’s year end 2024 total proved reserves increased approximately 20% when compared to its 2023 total proved reserves, largely a result of continued asset development offset partially by downward revisions associated with commodity price changes. The table below provides information regarding the components driving the 2024 net proved reserve adjustments:

Total (MMBoe)
Proved Reserves, December 31, 2023	142

Extension and discoveries	36
Revisions – performance, ownership and other assumptions	7
Price revisions	(5)
Current production	(9)

Proved Reserves, December 31, 2024	170

Totals may not sum or recalculate due to rounding

The table below summarizes the Company’s 2024 net proved reserves:

	Oil (MMBbl)	Natural Gas (Bcf)	NGL (MMBbl)	Total (MMBoe)
Proved developed	15	249	13	69
Proved undeveloped	23	368	17	101

Total proved	37	617	30	170

Totals may not sum or recalculate due to rounding

The following table reconciles the standardized measure of future net cash flows to the PV-10 value of Infinity’s proved reserves:

	December 31, 2024
	Proved Developed	Proved Undeveloped	Total Proved
	($ in millions)
Estimated future net cash flows(1)	$947	$1,038	$1,980	(2)
Standardized measure(1)	$550	$426	$973	(3)
Discounted future income tax expense	—	—	—
Present value of estimated future net revenue (PV-10)(1)	$550	$426	$973	(3)

Totals may not sum or recalculate due to rounding

(1)

Estimated future net cash flows represents the estimated future cash flows to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs under existing economic conditions as of December 31, 2024, and assuming commodity prices as set forth below. Our estimated reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC regulations. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $75.48 per Bbl for oil and $2.13 per MMBtu for natural gas at December 31, 2024. These base prices were adjusted for differentials on a per property basis, including local basis differentials and fuel costs, resulting in $67.98 per Bbl for oil, $1.42 per MMBtu for natural gas, and $25.48 per Bbl for NGLs at December 31, 2024.

PV-10 is a non-GAAP financial measure and represents the estimated present value of the future cash flows less future development and production costs from our proved reserves before income taxes discounted using a 10% discount rate. PV-10 of proved reserves generally differs from the standardized measure of discounted future net cash flows from production of proved oil and natural gas reserves (the “Standardized Measure”), the most directly comparable GAAP financial measure, because it does not include the effects of future income taxes, as is required under GAAP in computing the Standardized Measure. However, our PV-10 for proved reserves using SEC pricing and the Standardized Measure of proved reserves are equivalent because we were not subject to entity level taxation during 2024. Accordingly, no provision for federal or state income taxes has been provided in the Standardized Measure because taxable income was passed through to our unitholders.

We believe that the presentation of a pre-tax PV-10 value provides relevant and useful information because it is widely used by investors and analysts as a basis for comparing the relative size and value of our proved reserves to other oil and natural gas companies. Because many factors that are unique to each individual company may impact the amount and timing of future income taxes, the use of PV-10 value provides greater comparability when evaluating oil and natural gas companies. The PV-10 value is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of proved oil and gas reserves. However, the definition of PV-10 value as defined above may differ significantly from the definitions used by other companies to compute similar measures. As a result, the PV-10 value as defined may not be comparable to similar measures provided by other companies.

Investors should be cautioned that neither PV-10 nor Standardized Measure of proved reserves represents an estimate of the fair market value of our proved reserves. We and others in the industry use PV-10 as a measure to compare the relative size and value of estimated reserves held by companies without regard to the specific tax characteristics of such entities.

(2)	Net of firm transportation of $3.8 million.
(3)	Net of firm transportation of $3.1 million.

Conference Call and Webcast Details

Infinity will host a conference call Friday, March 28, 2025, at 10:00 a.m. ET to discuss the results. The conference call will be webcast live on the Company’s investor relations (IR) website at https://ir.infinitynaturalresources.com/. In addition, you may participate in the conference call by dialing (800) 715-9871 (U.S.), or +1 (646) 307-1963 (International), and referencing “Infinity.” A replay of the call will be available for 14 days following the call at the Company’s website or by phone at (800) 770-2030 (U.S.) or +44 20 3433 3849 (International) using the conference ID: 7832720.

About Infinity

Infinity (NYSE: INR) is a growth oriented, free cash flow generating, independent energy company focused on the acquisition, development, and production of hydrocarbons in the Appalachian Basin. Our operations are focused on the volatile oil window of the Utica Shale in eastern Ohio as well as our stacked dry gas assets in both the Marcellus and Utica Shales in southwestern Pennsylvania.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact, included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, future commodity prices, future production targets, leverage targets or debt repayment, future capital spending plans, capital efficiency, expected drilling and completions plans and projected well costs are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events at the time such statement was made.

Such statements are subject to a number of assumptions, risks and uncertainties, including those incident to the development, production, gathering and sale of oil, natural gas and NGLs, most of which are difficult to predict and many of which are beyond the control of the Company. These include, but are not limited to, commodity price volatility; inflation; lack of availability and cost of drilling, completion and production equipment and services; supply chain disruption; project construction delays; environmental risks; drilling, completion and other operating risks; lack of availability or capacity of midstream gathering and transportation infrastructure; regulatory changes; the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital; the timing of development expenditures; the concentration of the Company’s operations in the Appalachian Basin; difficult and adverse conditions in the domestic and global capital and credit markets; impacts of geopolitical events and world health events; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; potential financial losses or earnings reductions resulting from the Company’s commodity price risk management program or any inability to manage its commodity risks; failure to realize expected value creation from property acquisitions and trades; weather related risks; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and the Company’s inability to re-establish production; the Company’s ability to service its indebtedness; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; risks related to the Company’s ability to expand its business, including through the recruitment and retention of qualified personnel; and the other risks described in our SEC filings, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimates depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any future production and development program. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s recently filed registration statement on Form S-1, as amended, which was originally filed with the SEC on October 4, 2024, which is on file with the SEC, and in other filings we make with the SEC in the future, for a discussion of the risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. As a result, actual outcomes and results could materially differ from what is expressed, implied to forecast in such statements. Therefore, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Infinity Natural Resources, Inc.

Gregory Pipkin Jr.

Senior Vice President of Corporate Development and Strategy

ir@infinitynr.com

Source: Infinity Natural Resources, Inc.

INFINITY NATURAL RESOURCES, LLC AND SUBSIDIARIES

Consolidated Statements of Operations

(amounts in thousands)

	Year Ended December 31,		For the Three Months Ended December 31,
	2024	2023	2024	2023
Revenues:
Oil, natural gas, and natural gas liquids sales	$257,706	$159,532	$68,829	$71,231
Midstream activities	1,316	2,198	284	526

Total revenues	$259,022	$161,730	$69,113	$71,757
Operating expenses:
Gathering, processing, and transportation	49,290	31,097	11,438	12,719
Lease operating	28,154	18,371	7,439	7,563
Production and ad valorem taxes	1,071	886	(193)	490
Depreciation, depletion, and amortization	73,726	53,796	17,382	24,507
General and administrative	13,045	4,885	4,777	1,413

Total operating expenses	$165,286	$109,035	$40,843	$46,691

Operating income	$93,736	$52,695	$28,270	$25,065
Other income (expense):
Interest, net	(21,529)	(11,910)	(5,266)	(4,942)
(Loss) gain on derivative instruments	(22,047)	45,322	(28,444)	40,102
Other (expense) income	(874)	565	(77)	3

Net income	$49,286	$86,672	$(5,517)	$60,228

INFINITY NATURAL RESOURCES, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$2,203	$1,504
Accounts receivable:
Oil and natural gas sales, net	39,314	23,491
Joint interest and other, net	32,229	20,605
Prepaid expenses and other current assets	11,822	2,354
Commodity derivative assets, short term	—	22,054

Total current assets	$85,568	$70,008
Oil and natural gas properties, full cost method (including $86.5 million and $37.2 million as of December 31, 2024 and 2023, respectively excluded from amortization)	933,228	652,645
Midstream and other property and equipment	40,053	33,542
Less: Accumulated depreciation, depletion, and amortization	(153,233)	(79,561)

Property and equipment, net	$820,048	$606,626
Operating lease right-of-use assets, net	1,389	758
Other assets	8,461	4,944
Commodity derivative assets, long-term	—	6,173

Total assets	$915,466	$688,509

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$51,370	$37,737
Royalties payable	23,129	17,575
Accrued liabilities	45,903	1,015
Notes payable	101	124
Operating lease liabilities	247	105
Commodity derivative liabilities, short-term	12,596	6

Total current liabilities	$133,346	$56,562
Line-of-credit	259,347	170,964
Notes payable, long-term	59	153
Operating lease liabilities, net of current portion	1,142	652
Asset retirement obligations	2,988	970
Commodity derivative liabilities, long-term	10,342	752

Total liabilities	$407,224	$230,053
Commitments and contingencies (Note 14)
Members’ equity	$508,242	$458,456

Total liabilities and members’ equity	$915,466	$688,509

INFINITY NATURAL RESOURCES, LLC AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(amounts in thousands)

	Year Ended December 31,		For the Three Months Ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$49,286	$86,672	$(5,517)	$60,228
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	73,726	53,796	17,382	24,507
Amortization of debt issuance costs	1,957	778	527	499
(Gain) loss on derivative instruments	22,047	(45,322)	28,444	(40,102)
Cash received (paid) on settlement of derivative instruments	28,360	19,438	605	5,961
Non-cash lease expense	203	98	67	32
Changes in operating assets and liabilities:
Accounts receivable	(27,447)	(21,775)	(21,781)	(31,280)
Prepaid expenses and other assets	143	(1,770)	(121)	(1,792)
Accounts payable	16,367	7,565	9,729	10,640
Royalties payable	5,554	6,390	(1,592)	8,543
Accrued and other expenses	11,776	703	6,916	(4,013)
Other assets and liabilities	(4,306)	(98)	(4,559)	(41)

Net cash provided by operating activities	$177,666	$106,475	$30,100	$33,182
Cash flows from investing activities:
Additions to oil and gas properties	(249,545)	(145,979)	(59,976)	(12,847)
Acquisitions of oil and gas properties	—	(278,967)	—	(278,967)
Additions to midstream and other property and equipment	(6,573)	(11,740)	(1,387)	(2,117)

Net cash used in investing activities	$(256,118)	$(436,686)	$(61,363)	$(293,931)
Cash flows from financing activities:
Borrowings under revolving credit facility	411,456	203,864	44,601	82,500
Payments on revolving credit facility	(323,073)	(90,800)	(10,000)	(39,500)
Proceeds from contributions from issuance of Class B interests	500	222,278	—	199,309
Proceeds from notes payable	—	—	(139)
Payments of debt issuance costs	(5,200)	(4,256)	—	(3,773)
Payments of deferred offering costs	(4,415)	—	(2,676)	—
Payments on notes payable	(117)	(110)	(24)	(36)

Net cash provided by financing activities	$79,151	$330,976	$31,901	$238,361
Net increase (decrease) in cash and cash equivalents	699	765	638	(22,388)
Cash and cash equivalents at beginning of period	1,504	739	1,565	23,892

Cash and cash equivalents and restricted cash at end of period	$2,203	$1,504	$2,203	$1,504

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.

Adjusted EBITDAX

We define Adjusted EBITDAX as net income plus interest, net, income tax expense, depreciation, depletion, and amortization, unrealized loss (gain) on derivative instruments, net cash settlements received (paid) on derivatives, non-cash interest expense (amortization) and non-recurring transaction expenses. We believe Adjusted EBITDAX is useful because it makes for an easier comparison of our operating performance, without regard to our financing methods, corporate form or capital structure. We determined our adjustments from net income to arrive at Adjusted EBITDAX to reflect the substantial variance in practice from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered more meaningful than or as an alternative to net income determined in accordance with U.S. GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may differ from and may not be comparable to similarly titled measures of other companies.

The following table provides a reconciliation of our net income, the most directly comparable financial measure presented in accordance with U.S. GAAP, to Adjusted EBITDAX for the periods presented herein:

	For the Year Ended December 31,		For the Three Months Ended December 31
(in thousands)	2024	2023	2024	2023
Net income (loss)	$49,286	$86,672	$(5,517)	$60,228
Interest, net	21,529	11,910	5,266	4,942
Income tax expense	—	—	—	—
Depreciation, depletion, and amortization	73,726	53,796	17,382	24,507
Loss (gain) on derivative instruments	22,047	(45,322)	28,444	(40,102)
Net cash settlements received (paid) on derivatives	28,360	19,438	605	5,961
Non-recurring transaction expenses	771	—	—	—

Adjusted EBITDAX	$195,719	$126,494	$46,180	$55,536